Exhibit 10.26

Please be advised that certain identified information has been excluded in Exhibit 10.26 because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONVERTIBLE PROMISSORY NOTE

Original Issue Date: December 31st 2016

Principal Amount: $ 346,000.00 USD

FOR VALUE RECEIVED, 60 DEGREES PHARMACEUTICALS, LLC, a District of Columbia limited liability company (the "Borrower"), promises to pay to Geoffrey S. Dow , or any subsequent holder or permitted assignee of this Note (the "Lender"), located at [                  ]or at such other location as the Lender may designate from time to time in a written notice provided to the Borrower, the principal amount of three hundred forty six Thousand and 00/100 DOLLARS ($ 346,000.00) (the "Principal Amount”), upon the terms and conditions specified below. Notwithstanding the foregoing, no payment of the Principal Amount under this Note shall be required to the extent that such Principal Amount has been converted pursuant to Section 4 of this Note.

The Borrower is not permitted to issue more than $750,000 in convertible notes (including this Note) issued as part of the offering under which this Note was issued (the "Offering") without the prior written consent of all existing holders of such convertible notes.

1. Maturity Date. The "Maturity Date" of the Note shall be the earlier of the date on which payment in full is made under a loan of up to $5,000,000 to the Borrower from Knight Therapeutics (Barbados), Inc. under that certain Loan Agreement and Engagement dated as of December 10, 2015 (the "First Knight Obligation"), and:

a.

the sale of a Priority Review Voucher ("PRV") by the Borrower previously granted by the United States Food and Drug Administration (USFDA) to the Borrower for a Tafenoquine prophylactic antimalarial drug (the "PRV Voucher Sale"); or

b.	the presale of such a PRV to someone other than the Borrower, or another business transaction or agreement that would prevent the Borrower from obtaining a PRV; or

c.	Tafenoquine has been approved by the USFDA for use for another indication but not for malaria prophylaxis;

2. Interest. The outstanding Principal Amount of this Note shall not bear interest.

3. Distributions.

a.	The Lender shall be eligible for certain distributions with respect to this Note until it is fully converted to Class II Units (defined below). After payment from net proceeds of a PRV of the First Knight Obligation and up to an additional $3,000,000 and accrued interest from Knight Therapeutics (Barbados), Inc. under further Knight loans, the Borrower shall distribute, prior to conversion of the convertible notes (including this Note) issued as part of the Offering, the remaining net proceeds of the PRV Voucher Sale in the manner and priority as follows:

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(i)	to the Lender his/her/its pro rata share, together with payments to other holders of all convertible notes (including the Note) issued as part of the Offering, as payment in full of the entire outstanding Principal Amount under the Note (therefore, since the maximum permitted value of convertible notes issued as part of the Offering is $750,000, then a maximum aggregate amount of up to $750,000 may be distributed);

(ii)	to the Lender his/her/its pro rata share, together with payments to other holders of all convertible notes (including the Note) issued as part of the Offering, in an amount up to the principal amount of convertible notes issued as part of the Offering multiplied by four (4) (therefore, since the maximum permitted value of convertible notes issued as part of the Offering is $750,000 then a maximum aggregate amount of up to $3,000,000 of the principal amounts under such convertible notes may be distributed); and

(iii)	to the Lender his/her/its pro rata share, pari passu, together with distributions to all other holders of convertible notes (including the Founders, in the event either or both purchase such convertible notes) issued as part of the Offering in proportion to their percentage of the Offering, of up to 5.03% of remaining net proceeds of the PRV Voucher Sale available for distribution to existing holders of Class I and II units immediately prior to the Offering and the holders of convertible notes (including this Note) issued under the Offering.

b.	Following the Principal Amount being converted pursuant to Section 5 below, all distributions to the Lender set forth in Section 3.a., if any, which could have been made because sufficient "net proceeds" (as defined in Section 3.c.) were available, but have not yet been distributed, shall be made with respect to Class II Units into which the Principal Amount has been converted. For the purpose of avoiding doubt, holders of convertible notes will be eligible for payment in full of the distributions required under Section 3.a. only if sufficient "net proceeds" as defined in Section 3.c. are derived from a PRV sale as defined in Section 1.a.

c.	The term "net proceeds” of a PRV Voucher Sale for the purpose of subsection 3.a. shall mean the proceeds available to the Borrower to distribute from gross proceeds of the PRV Voucher Sale after first repaying loans as described in 3a., and making distributions to other parties as required by contract. In the event of a PRV Voucher Sale no greater than $22,500,000, net proceeds available to the Borrower to distribute to holders of convertible notes issued as part of the Offering will represent 81% of the gross proceeds of sale. In addition in the event of a PRV Voucher Sale greater than $22,500,000 but no greater than $60,000,000, the Borrower will have available for distribution to such holders of convertible notes an additional 41% of every $1.00 over $22,500,000, up to $60,000,000. In addition in the event of a PRV Voucher Sale greater than $60,000,000, the Borrower will have available for distribution to such holders of convertible notes an additional 31% of every $1.00 over $60,000,000.

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4. "Prepayment. Borrower may not prepay any portion of the Principal Amount of this Note prior to the Maturity Date.

5. Conversion.

a. Conversion. The Principal Amount shall be converted at and as of the Maturity Date into fully paid and non-assessable non-voting Class II Units of the Borrower ("Class II Units") that have identical rights, restrictions, preferences and privileges as all other holders of Class II Units of the Borrower outstanding as of the conversion date pursuant to the Lender transmitting to the Borrower a copy of an executed notice of conversion, in the form attached hereto as Exhibit-A.

b. Conversion Ratio. The number of Class II Units into which this Note shall be converted pursuant to this Section 5 shall be the number determined by dividing the Principal of this note by $1.

c. Fractional Shares. If the conversion of this Note in accordance with this Section 5 would result in the issuance of a fraction of a Class II Unit, then the Borrower shall round such fraction of a Class II Unit to the nearest whole Class II Unit.

d. Joinder to Operating Agreement. As a condition to receiving Class II Units from the Borrower, upon the Lender’s conversion of this Note, the Lender shall execute and transmit to the Borrower a joinder, in the form attached hereto as Exhibit B, to the Borrower’s then existing Operating Agreement, and shall agree to be bound by its terms.

6. Rank. The right to payment under this Note will be pari passu with the right to payment under all other notes issued by the Borrower as part of the Offering that have substantially the same terms and conditions as this Note other than principal amount (together with this Note, the "Borrower Issued Convertible Notes"). Any payments on the Borrower Issued Convertible Notes will be made pro rata to all the holders of the Borrower Issued Convertible Notes based on the principal amounts of such Borrower Issued Convertible Notes.

7. Events of Acceleration. The entire unpaid Principal Amount under this Note shall become immediately due and payable, subordinate to the Borrower’s obligation to pay in full the First Knight Obligation, upon (i) admission by the Borrower of its inability to pay its debts generally as they become due, (ii) the filing of a petition in bankruptcy by the Borrower, (iii) the execution by the Borrower of a general assignment for the benefit of creditors, or (iv) the filing by or against the Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more.

9. Amendment and Waiver. This Note may be amended or a provision hereof waived only in a writing signed by both the Borrower and the Lender.

10. Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any person, entity, or circumstance shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

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11. Assignment. This Note is not assignable by the Lender without the Borrower’s prior written consent, which consent may be withheld in the Borrower’s sole and absolute discretion.

12. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally delivered, sent by facsimile or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, to the address set forth in this Note or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 12. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, when receipt is confirmed, (iii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

13. Legal Matters. The validity, construction, enforcement, and interpretation of this Note are governed by the laws of Washington, District of Columbia, USA and the federal laws of the United States of America, without regard to principles of conflict of laws. The Borrower and the Lender (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Washington, District of Columbia, USA, (b) stipulate that the proper, exclusive and convenient venue of any legal proceeding arising out of this Note is Washington, District of Columbia, USA, for state court proceedings, and the U.S District Court for the District of Columbia, for federal district court proceedings, and (c) waive any defense, whether asserted by a motion or pleading, that Washington, District of Columbia, USA or the U.S. District Court for the District of Columbia is an improper or inconvenient venue.

14. No Rights as a Member. Nothing contained in this Note shall be construed as conferring upon the Lender or any other person the right to vote or to consent or to receive notices as a member in respect of meetings of members of the Borrower or any other matters or any rights whatsoever as a member of the Borrower, and no distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the Class II Units obtainable hereunder, until, and only to the extent that, this Note shall have been converted.

15. Further Assurances. From time to time, the Lender, at the Borrower’s reasonable request, shall execute and deliver such other instruments and do and perform such other acts as required to confirm the Lender’s rights under this Note.

16. Escrow. Upon closing the purchase of this Note, the full Principle Amount shall be sent via wire transfer by the Lender to the Bank of America, N.A. Account of the Borrower.

IN WITNESS HEREOF, this Note has been executed by the Borrower and delivered to the Lender as of the date first above written.

BORROWER	LENDER

60 DEGREES PHARMACEUTICALS, LLC

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a District of Columbia limited liability company

By:	[ ]	[ ]
Name:	Tyrone Miller	Name:	Geoffrey S. Dow
Partner

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Exhibit A

60 DEGREES PHARMACEUTICALS, LLC CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned by 60 DEGREES PHARMACEUTICALS, LLC (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Principal Amount (as defined in the Note) indicated below into non-voting Class II Units of membership ("Class II Units") of the Company as of the date specified below.

Date of Conversion:

Aggregate Principal Amount to be converted:

Please confirm the following information:

Number of Class II Units to be issued:

Please issue the Class II Units into which the Note is being converted in the following name and to the following address:

Name:
Address:

By:
Title:

Dated:

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Exhibit B

60 DEGREES PHARMACEUTICALS, LLC JOINDER TO OPERATING AGREEMENT

The undersigned acknowledges that he, she or it has been provided with a copy of the 60 DEGREES PHARMACEUTICALS, LLC Operating Agreement in effect as of the date below (the "Operating Agreement"). The undersigned further acknowledges and agrees to be bound by all of the terms of the Operating Agreement to the same extent as if he, she or it had been an original party thereto. All capitalized terms not defined herein have the meaning set forth in the Operating Agreement.

IN WITNESS WHEREOF, the undersigned has (have) executed this Joinder to the Operating Agreement this          day of                        , 2016.

Printed Name of Member:

Printed Name of Co-Member (if any) If an Entity:

Printed Name of Entity:
Address:

Signature of Member:

Signature of Co-Member:

Signature of Authorized
Person Print Name:

Print Title:

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